Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com

Boston, MA… April 17, 2020 News Release

STATE STREET REPORTS FIRST-QUARTER 2020 EPS OF $1.62, UP 37% YEAR-ON-YEAR
TOTAL FEE REVENUE UP 6% YEAR-ON-YEAR, DRIVEN BY HIGHER THAN USUAL FX TRADING SERVICES REVENUE OF $459 MILLION, UP 64% YEAR-ON-YEAR
EXPENSES DOWN 2% YEAR-ON-YEAR, DOWN 1% EX-NOTABLES(a)
AVERAGE DEPOSITS OF $180 BILLION UP 16% YEAR-ON-YEAR, REFLECTING MARCH INFLOWS
MAINTAINED STRONG CAPITAL LEVELS WITH ESTIMATED CET1 OF 10.7%

Ron O'Hanley, Chairman and Chief Executive Officer: "The COVID-19 pandemic is an unprecedented challenge for the global economy. I am immensely proud of our employees for their outstanding performance on behalf of our clients while working under trying conditions. State Street operated effectively and responded quickly to help stabilize the financial markets and support our employees, clients and communities. Our operational resilience, experience, and business continuity plans, as well as our strong balance sheet and associated capital and liquidity positions, helped prepare us for these extraordinary times and have positioned us to confidently navigate volatile market conditions, serve our clients, and efficiently execute against our strategy."
O'Hanley added: "While our first quarter results were somewhat impacted by the COVID-19 pandemic, our overall strong year-over-year performance reflects the strength, diversity and durability of our business model. Compared to 4Q19, market valuations and client flows impacted servicing and management fees, offset by significant client activity, with heightened volatility levels driving strong fee revenue growth in our foreign exchange trading services business. Similarly, while lower rates were a headwind for net interest income during the quarter, we also saw significant deposit inflows and greater client usage of our strong balance sheet. Our costs remain contained, with expenses down 2% year-over-year. Although the near-term outlook for financial markets is uncertain and we must be cautious about the pace and timing of the economic recovery, State Street's commitment and ability to be an essential partner to its clients in these challenging days is unwavering and creates a strong foundation for future growth."

FINANCIAL HIGHLIGHTS

(Table presents summary results, $ in millions, except per share amounts, or where otherwise noted)	1Q20	4Q19	1Q19	% QoQ		% YoY
Income statement:
Total fee revenue	$2,399	$2,368	$2,260	1.3%		6.2%
Net interest income	664	636	673	4.4		(1.3)
Other income	2	44	(1)	nm		nm
Total revenue	3,065	3,048	2,932	0.6		4.5
Provision for credit losses(1)	36	6	—	nm		nm
Total expenses	2,255	2,407	2,293	(6.3)		(1.7)
Net income	634	564	508	12.4		24.8

Financial ratios and other metrics:
Diluted earnings per share	$1.62	$1.35	$1.18	20.0%		37.3%
Return on average common equity	10.9%	9.0%	8.7%	190	bps	220	bps
Pre-tax margin	25.3	20.9	21.7	440		360
AUC/A ($ billions)	31,864	34,358	32,643	(7.3)%		(2.4)%
AUM ($ billions)	2,689	3,116	2,805	(13.7)		(4.1)

(1) Prior to the adoption of ASU 2016-13, the provision for unfunded commitments was recorded within other expenses in the consolidated statement of income. Upon adoption of ASU 2016-13 in 1Q20, the entire provision for credit losses is recorded within provision for credit losses in the consolidated statement of income. For purposes of this presentation on a like-for-like basis, the provision for credit losses includes ($4) million and $3 million for 1Q19 and 4Q19, respectively, for unfunded commitments included within other expenses.  See Allowance for credit losses within the Addendum to this News Release.

(a) See 1Q20 Highlights in this News Release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this News Release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Ilene Fiszel Bieler +1 617/664-3477	Media Contact: Marc Hazelton +1 617/513-9439

1Q20 HIGHLIGHTS
(all comparisons are to 1Q19, unless otherwise noted)

Response to the COVID-19 pandemic

•	Protected the health and safety of our employees.

•	Maintained business continuity, resiliency, and operational effectiveness despite unprecedented volumes and disruptions.

•
Supported our clients, the financial markets, and broader economy by meeting increased demand for liquidity and financing by successfully employing innovative FX and markets technology and capabilities.

•
Provided liquidity to clients by facilitating more than 50% of Money Market Mutual Fund Liquidity Facility (MMLF) usage and providing administrative and custodial services to the Federal Reserve's Commercial Paper Funding Facility (CPFF).

AUC/A and AUM

•
Investment Servicing AUC/A as of quarter-end decreased (2)% to $31.9 trillion, primarily due to lower end of period equity market levels and a previously announced client transition, partially offset by higher end of period fixed income market levels.

•	Investment Management AUM as of quarter-end decreased (4)% to $2.7 trillion, primarily due to lower end of period equity market levels, partially offset by net inflows.

New business

•	Investment Servicing mandates announced in 1Q20 totaled $171 billion with quarter-end servicing assets remaining to be installed in future periods of $1.1 trillion.

•	Investment Management net inflows in 1Q20 of $39 billion were driven by cash and institutional inflows, partially offset by ETF outflows.

•	Charles River Development (CRD) 1Q20 new bookings, excluding bookings with affiliates, of $5 million with strong front-to-back State Street AlphaSM pipeline.

Revenue

•
Fee revenue increased 6% reflecting higher servicing fees, management fees, and record FX trading services revenue amidst significant market volatility towards quarter-end, partially offset by lower software and processing fees and securities finance revenue.

•
Net interest income (NII) decreased (1)%, primarily due to the impact of lower market rates, partially offset by stronger deposit balances, reflecting period-end 1Q20 inflows, and episodic market-related benefits.

◦	Compared to 4Q19, NII increased 4%, largely driven by stronger deposit balances and episodic market-related benefits, partially offset by long-term debt issuances.

Provision for credit losses

•
Total provision for credit losses, calculated under the Current Expected Credit Loss (CECL) accounting standard adopted on January 1, 2020, increased $36 million primarily driven by the impact of COVID-19 driven changes in State Street's economic outlook as of quarter-end on estimated lifetime losses under the CECL standard.

Expenses

•	Total expenses were down (2)% and (1)% ex-notables, primarily driven by savings from resource discipline, process re-engineering and automation initiatives.

Notable Items

(Dollars in millions, except EPS amounts)	Quarters
	1Q20	4Q19	1Q19
Repositioning costs:
Compensation & employee benefits	$—	$(98)	$—
Occupancy	—	(12)	—
Total repositioning costs	—	(110)	—

Acquisition and restructuring costs	(11)	(29)	(9)
Legal and related costs	—	(140)	(14)
Gain on junior subordinated debt	—	44	—
Notable items (pre-tax)	$(11)	$(235)	$(23)

Preferred securities redemption (after-tax) (b)	(9)	(22)	—

EPS impact ($s)	$(0.05)	$(0.63)	$(0.06)

Capital

•	ROE of 10.9% in 1Q20, increased 2.2%pts compared to 1Q19 and increased 1.9%pts compared to 4Q19.

•	Returned $683 million to shareholders in 1Q20, consisting of $500 million in common share repurchases and $183 million in common share dividends.

•	Estimated Common Equity Tier 1 (CET1) of 10.7% (Standardized), Tier 1 Leverage ratio of 6.1% and Supplementary Leverage Ratio (SLR) of 5.4% (c) at quarter-end.

(b) $9 million included in dividends on preferred stock impacting net income available to common shareholders in 1Q20 is related to the redemption of all outstanding Series C preferred stock $22 million included in dividends on preferred stock impacting net income available to common shareholders in 4Q19 is related to the redemption of all outstanding Series E preferred stock.
(c) Under the Section 402 central bank deposits relief that will come into effect on April 1, 2020, 1Q20 SLR would have been 7.1%.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	1Q20	4Q19	1Q19	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1) (2)	$31,864	$34,358	$32,643	(7.3)%	(2.4)%
Assets under Management (AUM)(2)	2,689	3,116	2,805	(13.7)	(4.1)

Market Indices:(3)
S&P 500 daily average	3,056	3,083	2,721	(0.9)	12.3
S&P 500 EOP	2,585	3,231	2,834	(20.0)	(8.8)
MSCI EAFE daily average	1,868	1,962	1,833	(4.8)	1.9
MSCI EAFE EOP	1,560	2,037	1,875	(23.4)	(16.8)
MSCI Emerging Markets daily average	1,030	1,051	1,033	(2.0)	(0.3)
MSCI Emerging Markets EOP	849	1,115	1,058	(23.9)	(19.8)
Barclays Capital Global Aggregate Bond Index EOP	510	512	489	(0.4)	4.3
Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index daily average	7.2	6.0	7.4	20.0	(2.7)
JPM Emerging Market Volatility Index daily average	8.3	7.2	8.8	15.3	(5.7)

Average Foreign Exchange Rate:
Euro vs. USD	1.103	1.107	1.136	(0.4)	(2.9)
GBP vs. USD	1.280	1.288	1.302	(0.6)	(1.7)
(1) Includes assets under custody of $23,812 billion, $26,195 billion and $24,569 billion, as of 1Q20, 4Q19, and 1Q19, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA

The following table represents industry flow data.

(Dollars in billions)	1Q20	4Q19	3Q19	2Q19	1Q19
North America - ICI Market Data:(1)
Long Term Funds	$(347.1)	$(51.2)	$(51.6)	$(38.2)	$41.8
Money Market	765.4	168.7	224.5	137.0	54.0
ETF	58.3	126.5	84.8	65.4	45.7
Total ICI Flows	$476.6	$244.0	$257.7	$164.2	$141.5

Europe - Broadridge Market Data:(1)(2)
Long Term Funds	$130.7	$143.9	$49.4	$27.5	$5.7
Money Market	30.8	(12.1)	78.9	1.6	(9.0)
Total Broadridge Flows	$161.5	$131.8	$128.3	$29.1	$(3.3)
(1) Industry data is provided for illustrative purposes only and is not intended to reflect the Company's or its clients' activity.
(2) 1Q20 data is on a rolling 3 month basis and includes December 2019 through February 2020 for EMEA (Copyright 2020 Broadridge Financial Solutions, Inc.).

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(Dollars in billions)	1Q20	4Q19	1Q19	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By Product Classification:
Mutual funds	$8,056	$9,221	$8,586	(12.6)%	(6.2)%
Collective funds, including ETFs	8,662	9,796	9,436	(11.6)	(8.2)
Pension products	6,730	6,924	6,513	(2.8)	3.3
Insurance and other products	8,416	8,417	8,108	—	3.8
Total Assets Under Custody and/or Administration	$31,864	$34,358	$32,643	(7.3)%	(2.4)%
By Financial Instrument:
Equities	$16,267	$19,301	$18,924	(15.7)%	(14.0)%
Fixed-income	11,096	10,766	9,831	3.1	12.9
Short-term and other investments	4,501	4,291	3,888	4.9	15.8
Total Assets Under Custody and/or Administration	$31,864	$34,358	$32,643	(7.3)%	(2.4)%
(1) As of period-end.
INVESTMENT MANAGEMENT AUM
The following tables present 1Q20 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of December 31, 2019	$1,991	$468	$324	$157	$176	$3,116
Net asset flows:
Long-term institutional(2)	19	(10)	(1)	1	1	10
ETF	(13)	(3)	9	—	4	(3)
Cash fund	—	—	32	—	—	32
Total flows, net	$6	$(13)	$40	$1	$5	$39
Market appreciation/(depreciation)	(419)	6	2	(16)	(9)	(436)
Foreign exchange impact	(17)	(3)	(2)	(1)	(7)	(30)
Total market/foreign exchange impact	$(436)	$3	$—	$(17)	$(16)	$(466)

Ending balance as of March 31, 2020	$1,561	$458	$364	$141	$165	$2,689

(Dollars in billions)	1Q20	4Q19	3Q19	2Q19	1Q19
Beginning balance	$3,116	$2,953	$2,918	$2,805	$2,511
Net asset flows:
Long-term institutional(2)	10	(16)	(14)	16	52
ETF	(3)	24	12	1	(3)
Cash fund	32	(11)	15	3	24
Total flows, net	$39	$(3)	$13	$20	$73
Market appreciation/(depreciation)	(436)	149	40	86	223
Foreign exchange impact	(30)	17	(18)	7	(2)
Total market and foreign exchange impact	$(466)	$166	$22	$93	$221

Ending balance	$2,689	$3,116	$2,953	$2,918	$2,805

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	1Q20	4Q19	1Q19	% QoQ		% YoY
Servicing fees	$1,287	$1,299	$1,251	(0.9)%		2.9%
Management fees	449	465	420	(3.4)		6.9
Foreign exchange trading services	459	274	280	67.5		63.9
Securities finance revenue	92	111	118	(17.1)		(22.0)
Software and processing fees	112	219	191	(48.9)		(41.4)
Total fee revenue	$2,399	$2,368	$2,260	1.3		6.2

Net interest income	664	636	673	4.4		(1.3)
Other income	2	44	(1)	nm		nm
Total Revenue	$3,065	$3,048	$2,932	0.6		4.5

Net interest margin (FTE)(c)	1.30%	1.36%	1.54%	(6)	bps	(24)	bps

Servicing fees were up 3% compared to 1Q19, primarily driven by client activity and flows, higher average market levels, and net new business, partially offset by pricing headwinds. Servicing fees were down (1)% compared to 4Q19, largely due to lower average market levels and pricing headwinds, partially offset by higher client activity.

Management fees increased 7% compared to 1Q19, mainly due to higher average equity market levels and net inflows from ETF and cash, partially offset by mix changes away from higher fee institutional products. Management fees decreased (3)% compared to 4Q19, primarily driven by mix changes away from higher fee institutional products and lower average market levels.

Foreign exchange trading services increased 64% compared to 1Q19 and 68% compared to 4Q19, each mainly reflecting higher FX volume amidst significant market volatility towards quarter-end.

Securities finance decreased (22)% compared to 1Q19 driven by lower spreads and Enhanced Custody balances and (17)% compared to 4Q19 driven by lower spreads and balances.

Software and processing fees decreased (41)% compared to 1Q19, mainly driven by market-related adjustments and tax advantaged investments. Software and processing fees decreased (49)% compared to 4Q19, largely reflecting the absence of 4Q19 seasonal CRD activity and market-related adjustments. CRD contributed $91 million of revenue on a consolidated basis in 1Q20(d).

Net interest income (NII) decreased (1)% compared to 1Q19, primarily due to the impact of lower market rates, partially offset by stronger deposit balances reflecting period-end 1Q20 inflows, and episodic market-related benefits. NII increased 4% compared to 4Q19, largely driven by stronger deposit balances reflecting period-end 1Q20 inflows, and episodic market-related benefits, partially offset by long-term debt issuances. Net interest margin (NIM)(c) decreased 24 basis points compared to 1Q19, primarily due to lower NII and an increase in interest-earning assets as a result of leveraging our balance sheet to support clients. NIM decreased 6 basis points compared to 4Q19, primarily due to higher interest-earning assets, partially offset by higher NII.

(c) NIM is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.
(d) See In This News Release for an explanation and reconciliation of CRD consolidated revenue.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	1Q20	4Q19	1Q19	% QoQ	% YoY
Allowance for credit losses:
Beginning balance(1)	$93	$86	$83	8.1%	12.0%
Provision for credit losses(2)	36	6	—	nm	nm
Charge-offs	(5)	(1)	—	nm	nm
Other(3)	—	—	—	nm	nm
Ending balance(4)	$124	$91	$83	36.3%	49.4%

(1) We adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments on January 1, 2020, Allowance for Credit Losses. Prior to 2020, we recognized an allowance for loan losses under an incurred loss model. Upon adoption, we increased the allowance and reduced retained earnings by approximately $2.6 million. As such, the ending balance for 4Q19 will not agree to the opening balance for 1Q20.

(2) Prior to the adoption of ASU 2016-13, the provision for unfunded commitments was recorded within other expenses in the consolidated statement of income. Upon adoption of ASU 2016-13 in 1Q20, the entire provision for credit losses is recorded within provision for credit losses in the consolidated statement of income. For purposes of this presentation, provision for credit losses includes ($4) million and $3 million for 1Q19 and 4Q19, respectively, for unfunded commitments included within other expenses.  See Allowance for credit losses within the Addendum to this News Release.

(3) Consists primarily of FX translation.
(4) The allowance for credit losses on unfunded commitments is included within Other liabilities in the Consolidated Statement of Condition.
nm = not meaningful

•
Total provision for credit losses, calculated under the Current Expected Credit Loss (CECL) accounting standard adopted on January 1, 2020, increased $36 million compared to 1Q19 and $30 million compared to 4Q19, primarily driven by the impact of COVID-19 driven changes in State Street's economic outlook as of quarter-end on estimated lifetime losses under the CECL standard. The Company's adoption of CECL resulted in a day one increase in the allowance for credit losses and a decrease in retained earnings of approximately $3 million.

EXPENSES

(Dollars in millions)	1Q20	4Q19	1Q19	% QoQ		% YoY
Compensation and employee benefits	$1,208	$1,145	$1,229	5.5%		(1.7)%
Information systems and communications	385	362	362	6.4		6.4
Transaction processing services	254	242	242	5.0		5.0
Occupancy	109	126	116	(13.5)		(6.0)
Acquisition and restructuring costs	11	29	9	(62.1)		22.2
Amortization of other intangible assets	58	58	60	—		(3.3)
Other	230	445	275	(48.3)		(16.4)
Total Expenses	$2,255	$2,407	$2,293	(6.3)%		(1.7)%
Total expenses, excluding notable items	$2,244	$2,128	$2,270	5.5		(1.1)

Effective tax rate	18.1%	11.6%	20.1%	650	bps	(200)	bps

Compensation and employee benefits decreased (2)% compared to 1Q19, primarily driven by optimization savings. Compensation and employee benefits were up 6% compared to 4Q19, mainly driven by seasonal expenses.

Information systems and communications increased 6% compared to 1Q19, largely reflecting software costs and technology infrastructure investments. Information systems and communications increased 6% compared to 4Q19, primarily driven by the absence of 4Q19 supplier renegotiation credits.

Transaction processing services increased 5% compared to both 1Q19 and 4Q19, each primarily reflecting higher transaction volume and broker fees.

Occupancy decreased (6)% compared to 1Q19, due to footprint optimization and decreased (13)% compared to 4Q19, due to footprint optimization and the absence of 4Q19 repositioning costs.

Other expenses decreased (16)% compared to 1Q19, primarily driven by lower marketing spend and travel costs. Compared to 4Q19, other expenses were down (48)%, mainly reflecting the absence of 4Q19 notable items, the absence of 4Q19 State Street Foundation funding, as well as lower marketing spend, travel costs, and professional fees.

The effective tax rate in 1Q20 was 18.1% compared to 20.1% in 1Q19 and 11.6% in 4Q19. Compared to 1Q19, the effective tax rate decreased due to a favorable determination of prior year tax. The 4Q19 effective tax rate included the impacts of a foreign legal entity restructuring.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital ratios for State Street Corporation.

March 31, 2020	1Q20	4Q19	1Q19
Basel III Standardized Estimated:
Common Equity Tier 1 ratio	10.7%	11.7%	11.5%
Tier 1 capital ratio	12.9	14.6	15.0
Total capital ratio	14.1	15.7	15.9

Basel III Advanced Approaches:
Common Equity Tier 1 ratio	11.1	11.7	12.1
Tier 1 capital ratio	13.3	14.5	15.9
Total capital ratio	14.4	15.6	16.7

Tier 1 leverage ratio	6.1	6.9	7.4
Supplementary leverage ratio(1)	5.4	6.1	6.6

Liquidity coverage ratio	109%	110%	110%
(1) Under the Section 402 central bank deposits relief that will come into effect on April 1, 2020, 1Q20 SLR would have been 7.1%.

Standardized capital ratios were binding for the period. Standardized CET1 ratio declined compared to 4Q19, driven primarily by increased risk-weighted assets. Tier 1 Leverage and Supplementary Leverage ratios decreased quarter-on-quarter driven primarily by increased leverage assets and the redemption of the Company's $500 million Series C preferred stock in 1Q20.

Preliminary estimated average liquidity coverage ratio (LCR) for State Street Corporation of approximately 109%, which is in line with prior periods.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, April 17th, 2020, at 10:00 a.m. EDT, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at (866) 211-3118 inside the U.S. or at (647) 689-6605 outside of the U.S. The Conference ID# is 7446536.

Recorded replays of the conference call will be available on the website and by telephone at (800) 585-8367 or (416) 621-4642 beginning approximately two hours after the call's completion. The Conference ID# is 7446536.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http:// investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 1Q20, State Street expects to publish its updates during the period beginning today and ending on or about May 31, 2020.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $31.86 trillion in assets under custody and/or administration and $2.69 trillion* in assets under management as of March 31, 2020, State Street operates globally in more than 100 geographic markets and employs approximately 39,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of March 31, 2020 includes approximately $50 billion of assets with respect to which State Street Global Advisors Funds Distributors, LLC (SSGA FD) serves as marketing agent; SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:

•
Expenses and other measures are sometimes presented excluding notable items. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.

•
CRD annual contract value bookings, as presented in this News Release, represent signed annual recurring revenue contract value excluding bookings with affiliates, including SSGA. CRD revenue derived from affiliate agreements is eliminated in consolidation for financial reporting purposes.

•	For 1Q20, on a consolidated basis, CRD revenue contributed $95 million, including $91 million in Software and processing fees and $4 million in FX trading services.

•
New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.

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New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Generally, our servicing fee revenues are affected by several factors including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.

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State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times. State Street's $2 billion common stock repurchase authorization was effective beginning July 1, 2019 and covers the period ending June 30, 2020. Stock purchases may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing of stock purchases, type of transaction and number of shares purchased will depend on several factors, including market conditions and State Street’s capital position, its financial performance, the amount of common stock issued as part of employee compensation programs and investment opportunities.The common stock purchase program does not have specific price targets and may be suspended at any time. In March 2020, State Street suspended its common stock purchase program as part of the decision by all Financial Services Forum members to suspend repurchases in light of the COVID-19 pandemic.

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Process re-engineering and automation savings, as presented in this News Release, can include high-cost location workforce reductions, reducing manual/bespoke activities, reducing redundant activities, streamlining operational centers and moves to common platforms/retiring legacy applications. Resource discipline benefits, as presented in this News Release, can include reducing senior management headcount, rigorous performance management, vendor management and optimization of real estate.

•	Distribution fees from the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF are recorded in brokerage and other fee revenue and not in management fee revenue.

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Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company, or State Street Bank. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 1Q20. Refer to the Addendum included with this News Release for additional information.

•	All earnings per share amounts represent fully diluted earnings per common share.

•	Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.

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Return on tangible equity is determined by dividing annualized, year-to-date net income available to common equity by total tangible common equity. Refer to the Addendum included with this News Release for details.

•	Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.

•	"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "nm" denotes not meaningful; "EOP" denotes end of period.

•	"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

•	Industry data is provided for illustrative purposes only and is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.

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Investment Company Institute (ICI) data includes long term funds, ETFs and money market funds, as well as funds not registered under the Investment Company Act of 1940. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while exchange-traded fund (ETF) data represents net issuance, which is gross issuance less gross redemptions. Data for mutual funds that invest primarily in other mutual funds and ETFs that invest primarily in other ETFs were excluded from the series. ICI classifies mutual funds and ETFs based on language in the fund prospectus. The long term fund flows reported by ICI are composed of North America Market flows mainly in Equities, Hybrids and Fixed Income Asset Classes. 1Q20 represents the three month period from January 2020 through March 2020, the last date for which information is available with March 2020 estimates.

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Broadridge flows data © Copyright 2020, Broadridge Financial Solutions, Inc. Funds of funds have been excluded from Broadridge data (to avoid double counting). Therefore, a market total is the sum of all the investment categories excluding the three funds of funds categories (in-house, ex-house and hedge). ETFs are included in Broadridge’s database on mutual funds, but this excludes exchange-traded commodity products that are not mutual funds.

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The long term fund flows reported by ICI are composed of North America Market flows mainly in Equities, Hybrids and Fixed Income Asset Classes. The long term fund flows reported by Broadridge are composed of EMEA Market flows mainly in Equities, Fixed Income, and Multi Asset Classes.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “guidance,” “expect,” “priority,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:

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the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures or to which our clients have such exposures as a result of our acting as agent, including as an asset manager or securities lending agent;

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the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements in the United States and internationally caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our work from home arrangements and staffing levels in operational facilities, the impact of market participants on which we rely and actions taken by governmental authorities and other third parties in response to the pandemic;

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increases in the volatility of, or declines in the level of, our NII, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and changes in the manner in which we fund those assets;

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the volatility of servicing fee, management fee, trading fee and securities finance revenues due to, among other factors, the value of equity and fixed-income markets, market interest and foreign exchange rates, the volume of client transaction activity, competitive pressures in the investment servicing and asset management industries, and the timing of revenue recognition with respect to software and processing fee revenues;

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the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;

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the level, volatility and uncertainty of interest rates; the expected discontinuation of Interbank Offered Rates (IBORs) including LIBOR; the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses; the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;

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the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of such securities and the recognition of an impairment loss in our consolidated statement of income;

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our ability to attract deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and non-U.S. regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including implementation or modification of the Dodd-Frank Act and related stress testing and resolution planning requirements, implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as UCITS V, the Money Market Fund Regulation and MiFID II / MiFIR); among other consequences, these regulatory changes impact the levels of regulatory capital, long-term debt and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by heightened standards and changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning and compliance programs, as well as changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

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adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;

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requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock repurchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including, without limitation, additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

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economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.'s exit from the European Union or actual or potential changes in trade policy, such as tariffs or bilateral and multilateral trade agreements;

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our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

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our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputational and other consequences of our failure to meet such expectations;

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the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, payments to clients or reporting to U.S. authorities;

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the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation and adverse actions or penalties imposed by governmental authorities;

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our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology; to replace and consolidate systems, particularly those relying upon older technology, and to adequately incorporate resiliency and business continuity into our systems management; to implement robust management processes into our technology development and maintenance programs; and to control risks related to use of technology, including cyber-crime and inadvertent data disclosures;

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our ability to identify and address threats to our information technology infrastructure and systems (including those of our third-party service providers), the effectiveness of our and our third party service providers' efforts to manage the resiliency of the systems on which we rely, controls regarding the access to, and integrity of, our and our clients' data, and complexities and costs of protecting the security of such systems and data;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

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the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our AUC/A or our AUM in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our revenue in the event a client re-balances or changes its investment approach, re-directs assets to lower- or higher-fee asset classes or changes the mix of products or services that it receives from us;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses; and the possibility that our clients or regulators will assert claims that our fees, with respect to such investment products, are not appropriate;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to us or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

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changes or potential changes to the competitive environment, due to, among other things, regulatory and technological changes, the effects of industry consolidation and perceptions of us, as a suitable service provider or counterparty;

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our ability to complete acquisitions, joint ventures and divestitures including, without limitation, our ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses, including, without limitation, our acquisition of Charles River Development, and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to integrate Charles River Development's front office software solutions with our middle and back office capabilities to develop a front-to-middle-to-back office platform that is competitive, generates revenues in line with our expectations and meets our clients' requirements;

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our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•	changes in accounting standards and practices; and

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the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2019 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.